Exhibit 99.1

Chaparral Energy Reaffirms $325 Million Borrowing Base
Oklahoma City, September 30, 2019 - Chaparral Energy, Inc. (NYSE: CHAP) announced today the company’s bank group has completed its regularly scheduled fall borrowing base redetermination and reaffirmed the borrowing base at $325 million. As of June 30, 2019 the company had approximately $33 million in cash and cash equivalents and $85 million drawn on the borrowing base.
“Given the current market conditions, we are very pleased with the outcome of our fall borrowing base redetermination” said Chaparral Chief Executive Officer Earl Reynolds. “The continued support we have received from our banks and their recognition of our premier STACK and Merge assets provides us with the financial flexibility to adjust to changing market conditions. Due to our strong balance sheet and superior execution we will be able to continue to deliver outstanding results while focusing on achieving cash flow neutrality.”
The company’s next regularly scheduled semi-annual borrowing base redetermination will be in the spring of 2020.
About Chaparral
Chaparral Energy (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK/Merge Play, where it has approximately 130,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 221,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact
Scott Pittman
Chief Financial Officer
405-426-6700
investor.relations@chaparralenergy.com